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                                                                     Exhibit 11

                      HIGH VOLTAGE ENGINEERING CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                -----------------------------      -----------------------------
                                                October 26,       October 25,      October 26,       October 25,
                                                   1996              1997             1996              1997
                                                -----------       -----------      -----------       -----------
Income (loss) from operations before
  extraordinary item                             $    93       $    (9,744)         $    103        $   (12,694)

Extraordinary item, net of income
  taxes                                               --            (7,861)             (259)            (7,861)

Net loss applicable to common
  stockholders                                       (26)          (18,585)             (393)           (21,663)

Net loss per share from operations
  before extraordinary item                       (22.75)        (8,761.44)          (117.24)        (11,666.95)

Net loss per share from extraordinary
  item, net of income taxes                           --         (6,422.39)          (226.60)         (6,644.97)

Net loss per share applicable to
  common stockholders                            $(22.75)      $(15,183.82)         $(343.83)       $(18,311.92)

Weighted average common stock
  and dilutive equivalents
  outstanding                                      1,143             1,224             1,143              1,183


     The earning from operations before extraordinary item and the net loss applicable to the common stockholders, for the purpose of calculating earnings per share, is net of preferred stock dividends of $119 and $900 and the accretion of redeemable preferred stock of $0 and $80 for the three months ended October 26, 1996 and October 25, 1997, respectively. The earning from operations before extraordinary item and the net loss applicable to the common stockholders, for the purpose of calculating earnings per share, is net of preferred stock dividends of $237 and $1,028 and the accretion of redeemable preferred stock of $0 and $80 for the six months ended October 26, 1996 and October 25, 1997, respectively.